As Filed With the Securities and Exchange Commission on July 6, 2021

Registration No. 333-227121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA CUSTOMER RELATIONS CENTERS, INC.

(Exact name of registrant as specified in its charter)

British Virgin Isnads	c/o Shandong Taiying Technology Co., Ltd. 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, People’s Republic of China 271000 Tel: (+86) 538 691 8899	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer Identification Number)

China Customer Relations Centers, Inc.

2018 Share Incentive Plan

(Full title of the plan)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(Name and address of agent for service)

(888) 528-2677

(Telephone number, including area code, of agent for service)

With a Copy to:

Bradley A. Haneberg, Esq.

Matthew B. Chmiel, Esq.

Haneberg Hurlbert, PLC

1111 E. Main St., Suite 2010

Richmond, Virginia 23219

(804) 554-4803 – telephone

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Smaller reporting company ☒
Accelerated filer ☒	Emerging growth company ☐
Non-accelerated filer ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-227121), which was filed with the Securities and Exchange Commission by China Customer Relations Centers, Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), and became effective on August 30, 2018, (the “Registration Statement”). Under the Registration Statement, a total of 2,000,000 common shares, par value US$0.001 per share, of the Company, were registered for issuance under the Company’s 2018 Share Incentive Plan (the “Plan”). None of such securities were ever offered or sold under the Registration Statement. This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On July 6, 2021, pursuant to the agreement and plan of merger dated March 12, 2021 (the “Merger Agreement”) among the Company, Taiying Group Ltd., a business company with limited liability incorporated in the British Virgin Islands (“Parent”) and Taiying International Inc., a business company with limited liability incorporated in the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings and issuances of its securities pursuant to the Registration Statement and Plan. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on July 7, 2021.

CHINA CUSTOMER RELATIONS CENTERS, INC.

By:	/s/ Gary Wang
Gary Wang
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ GARY WANG	Chairman of the Board of Directors and Chief Executive Officer	July 7, 2021
Gary Wang	(Principal Executive Officer)

/S/ DAVID WANG	Chief Financial Officer	July 7, 2021
David Wang	(Principal Financial and Accounting Officer)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.